EXHIBIT 4.31

AGREEMENT

Dated as of March 4, 2005

By and Among

ENTERPRISE PRODUCTS PARTNERS L.P.,

SHELL US GAS & POWER LLC

And

KAYNE ANDERSON MLP INVESTMENT COMPANY

AGREEMENT

     This Agreement (this “Agreement”) dated as of March 4, 2005 (the “Effective Date”), is by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise Partners”), Shell US Gas & Power LLC, a Delaware limited liability company (“Shell”), and Kayne Anderson MLP Investment Company, a Maryland corporation (“Kayne Anderson”). Enterprise Partners, Shell and Kayne Anderson are herein sometimes referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

     WHEREAS, Enterprise Partners, Shell and Kayne Anderson desire to provide for the registration of certain Common Units of Enterprise Products, and to take such other actions as set forth herein;

     WHEREAS, certain capitalized and noncapitalized words not otherwise defined herein shall have the meanings as defined in Section 3.17 hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I

REGISTRATION OF REGISTRABLE SECURITIES

     Section 1.1 Registration of Registrable Securities.

(a) Subject to the terms and conditions of this Agreement, the Parties hereby agree that Enterprise Partners shall permit each of Shell and Kayne Anderson to join as a selling unitholder (with respect to the Registrable Securities owned by each of them on the Effective Date) in a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Enterprise Partners with the United States Securities and Exchange Commission (“Commission”) on or before March 7, 2005. At the request of Kayne Anderson, Enterprise Partners hereby agrees to file a prospectus supplement, or post-effective amendment if necessary, to include the additional Option Units it acquires from Shell.

(b) Kayne Anderson hereby agrees to execute and deliver the lockup letter agreement attached hereto as Exhibit A.

(c) Enterprise Partners shall use its Best Efforts to cause the Registration Statement to promptly become and remain effective until the earlier of:

i.	with respect to the Registrable Securities owned by Kayne Anderson on the Effective Date, on the date on which any restrictive legend on all of such Registrable Securities shall have been removed;

ii.	with respect to the Registrable Securities owned by Shell on the Effective Date, on the date on which such Registrable Securities have been disposed of; and

iii.	two years from the effective date of the Registration Statement.

Notwithstanding the foregoing, Enterprise Partners, at its election, may cause the Registration Statement to remain effective for a period of time beyond the time required by the preceding sentence.

(d) Enterprise Partners may, upon written notice to the Shell and Kayne Anderson, delay the filing or effectiveness of the Registration Statement as it reasonably deems necessary to comply with federal or state securities laws;

(e) Enterprise Partners shall furnish, at least two Business Days before filing a Registration Statement that registers such Registrable Securities, a prospectus relating thereto or any amendments or supplements relating to such Registration Statement or prospectus, to Shell and Kayne Anderson, including copies of all such documents proposed to be filed (it being understood that such two-Business-Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to Shell and Kayne Anderson in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

(f) Enterprise Partners shall prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement effective at all times for the period required by Section 1.1(c);

(g) Enterprise Partners shall provide a transfer agent and registrar for the Registrable Securities;

(h) notify in writing Shell and Kayne Anderson promptly of the receipt by Enterprise Partners of any notification with respect to (i) any stop order issued or threatened to be issued by the Commission suspending the effectiveness of such Registration Statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose, and (ii) the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(i) furnish without charge to Shell and Kayne Anderson such number of copies of such Registration Statement and prospectus in conformity with the requirements of the Securities Act, and such other documents (including exhibits thereto and documents incorporated by reference therein) as such Party may reasonably request in order to facilitate the public sale or other disposition of such Registrable Securities;

(j) notify in writing Shell and Kayne Anderson on a timely basis at any time when a prospectus relating to such Registrable Securities is required to be delivered under the Securities Act during the registration period of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and to prepare and furnish to Shell and Kayne Anderson a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees and purchasers of such units, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(k) Each of Shell and Kayne Anderson, upon receipt of any notice from Enterprise Partners of any event of the kind described in Section 1.1(j) hereof, shall forthwith discontinue disposition of the Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until Shell’s or Kayne Anderson’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.1(j) hereof, and, if so directed by Enterprise Partners, such Parties shall deliver to Enterprise Partners all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.

(l) Shell and Kayne Anderson shall furnish to Enterprise Partners such written information regarding themselves and their proposed distribution as Enterprise Partners may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement;

(m) All expenses incident to the registration of Registrable Securities hereof, including, without limitation, all salaries and expenses of Enterprise Partners’ officers and employees performing legal or accounting duties, the expense of any annual audit or quarterly review, the expense of any liability insurance, all registration and filing fees, the expense and fees for listing securities on one or more securities exchanges, the fees and expenses of complying with securities and blue sky laws, printing expenses, messenger and delivery expenses, fees and expenses of Enterprise Partners’ counsel and accountants, shall be borne by Enterprise Partners;

(n) To the extent requested by the underwriters for an offering by Enterprise Partners, (i) neither Shell nor Kayne Anderson shall offer for sale, sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of, directly or indirectly, any Registrable Securities without the prior written consent of Enterprise Partners, for a period designated by the managing underwriter in writing to Shell and Kayne Anderson, which period shall begin not more than seven days prior to the effectiveness of the Registration Statement pursuant to which such public offering shall be made (or within seven days prior to the execution of the applicable underwriting agreement in the case of an offering pursuant to Rule 415) and shall not last more than 60 days, in the case of Shell, and not more than 30 days, in the case of Kayne Anderson, after the closing of such public offering or such shorter holdback period to which Enterprise Partners is subject and (ii) Shell and Kayne Anderson will enter into agreements with the underwriters to the foregoing effect; provided, however, that the obligations of Kayne Anderson under this Section 1.1(n) shall cease upon the earliest to occur of: (A) such time as Kayne Anderson shall own Registrable Securities having a market value (calculated based on the average NYSE closing price of Enterprise Partners common units for the twenty trading days immediately preceding execution of the applicable underwriting agreement) of less than $50 million, (B) December 29, 2006 or (C) such time as Kayne Anderson shall deliver a notice pursuant to Section 1.2 hereof.

(o) All obligations of Shell and Kayne Anderson to Enterprise Partners under this Agreement shall be several and not joint; and

(p) The rights, duties and obligations of Shell and Enterprise Partners under the Registration Rights Agreement dated as of September 17, 1999 shall remain unaffected by this Agreement; provided, however, that as long as the Registration Statement remains effective, the obligations of Enterprise Partners to Shell under Section 2 and Section 3 of the Registration Rights Agreement shall be suspended and inoperable, including but not limited to, the obligations to notify Shell of the filing of any registration statement and to effect the registration of any Registrable Securities.

     Section 1.2 Termination. As between Enterprise Partners and Shell, or as between Enterprise Partners and Kayne Anderson, the rights, duties and obligations set forth in Section 1.1(a) – (n) shall terminate (i) on the date on which such Registrable Securities of Shell or Kayne Anderson have been disposed of; or (ii) five business days following an irrevocable written notice by Shell or Kayne Anderson to Enterprise Partners to file a prospectus supplement, or post-effective amendment if necessary, to eliminate such Party as a selling unitholder and to remove such Party’s Registrable Securities from the Registration Statement.

ARTICLE II
INDEMNIFICATION

     Section 2.1 Indemnification

(a) Enterprise Partners shall indemnify and hold harmless, to the fullest extent permitted by law, Shell or Kayne Anderson, each other Person, if any, who controls Shell or Kayne Anderson within the meaning of the Securities Act or the Exchange Act, and each of their respective directors, partners, officers and agents, against any and all losses, claims, damages or liabilities, joint or several (or actions or threatened actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or threatened actions in respect thereof) arise out of or are based upon (i) an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Securities or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading. Enterprise Partners shall reimburse each of Shell or Kayne Anderson and each such controlling Person for any expenses (including reasonable attorneys’ fees, disbursements and expenses as incurred) reasonably incurred by any of them in connection with investigating or defending against any such loss, claim, damage, liability, action or threatened action. Notwithstanding the foregoing provisions of this Section 2.1, Enterprise Partners shall not be liable to any such indemnified Person in any such case to the extent that any such loss, claim, damage, liability, action or threatened action (including any reasonable legal or other fees, disbursements and expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Securities in reliance upon and in conformity with written information furnished to Enterprise Partners by or on behalf of Shell or Kayne Anderson, respectively, specifically for use in the preparation thereof. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, allegedly untrue statement, omission or alleged omission made in any preliminary prospectus but eliminated or remedied in the final prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any underwriter who participates in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter (within the meaning of the Securities Act or the Exchange Act) from whom a Person asserting any loss, claim, damage, liability or expense purchased the Registrable Securities which are the subject thereof, if a copy of such final prospectus had been made available to such underwriter and such controlling Person and such final prospectus was not delivered to such Person asserting any loss, claim, damage, liability or expense with or prior to the written confirmation of the sale of such Registrable Securities to such Person.

(b) Each of Shell and Kayne Anderson shall severally and not jointly indemnify and hold harmless, in the same manner and to the same extent as set forth in the preceding paragraph (a) of this Section 2.1, Enterprise Partners, each director of Enterprise Partners, each officer of Enterprise Partners who shall sign such registration statement and each Person who controls any of the foregoing Persons (within the meaning of the Securities Act), against any losses, claims, damages or liabilities, joint or several (or actions or threatened actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or threatened actions in respect thereof) arise out of or are based upon any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Securities, if such statement or omission was made in reliance upon and in conformity with written information furnished to Enterprise Partners by Shell or Kayne Anderson with respect to Shell or Kayne Anderson, respectively, specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 2.1, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, (i) the indemnified party shall reasonably cooperate with the indemnifying party and its counsel in the defense of such claim, and (ii) the indemnifying party shall not be responsible for any legal or other fees, disbursements and expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees, disbursements and expenses of not more than one counsel retained by the indemnified party in connection with the matters covered by the indemnity agreement provided in this Section 2.1 provided that no indemnifying party shall, in connection with any such suit, be liable under this subsection for the fees and expenses of more than one separate firm for all indemnifi ed parties. No indemnifying party shall be liable for any compromise or settlement of any such action effected without its consent, such consent not to be unreasonably withheld. No indemnifying party, in the defense of any such claim or suit, shall, except with the consent of each indemnified party which shall not be unreasonably withheld, consent to any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant to such indemnified party of a release from all liability in respect of such claim or suit.

(d) If the indemnification provided for in this Section 2.1 is unavailable to an indemnified party hereunder with respect to any loss, claim, damage, liability, action or threatened action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability, action or threatened action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability, action or threatened action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether any statement or omission, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each of Shell or Kayne Anderson, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The amount paid or payable by a party under this Section 2.1(d) as a result of the loss, claim, damage, liability, action or threatened action referred to above shall be deemed to include any legal or other fees, disbursements and expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.1(d) were to be determined by pro rata allocation or by any method of allocation which does not take account of the equitable considerations referred to in the first and second sentences of this Section 2.1(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The provisions of this Section 2.1 shall be in addition to any other liability which any indemnifying party may have to any indemnified party and shall survive the termination of this Agreement.

ARTICLE III
MISCELLANEOUS

     Section 3.1 Publicity. The Parties hereto will consult with each other with regard to the terms and substance of any and all press releases, announcements or other public statements with respect to the transactions contemplated hereby. The Parties agree further that neither of them will release any such press release, announcement or other public statement without the prior approval of the other Party, unless such release is required by law and the Parties cannot reach agreement upon a mutually acceptable form of release, in which event the Party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement. The Parties agree further that such approval will not be unreasonably withheld, and they pledge to make a good faith effort to reach agreement expeditiously on the terms of any such press release, announcement or other public statement.

     Section 3.2 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (i) delivered in person or by overnight delivery or courier service, (ii) sent by facsimile or (iii) deposited in the United States mail, by certified mail postage prepaid and return receipt requested (provided that any notice given pursuant to clause (ii) is also confirmed by the means described in clause (i) or (iii)), as follows:

      To Enterprise Partners:

      Enterprise Products Partners L.P.
      2727 North Loop West
      Houston, Texas 770008
      Attention: Chief Legal Officer
      Fax: (713) 880-6570

      To Shell:

      Shell US Gas & Power LLC
      Two Shell Plaza
      777 Walker, 22nd Floor
      Houston, Texas 77002
      Attention: Lee Strebel, Vice President, Portfolio Management
      Fax: 713-265-2574

     With copies to:

     Shell Oil Company
     910 Louisiana
     Houston, Texas 77002
     Attention: Richard W. Bohan, Senior Counsel
     Fax: 713-241-4855

     To Kayne Anderson:

     Kayne Anderson MLP Investment Company
     1800 Avenue of the Stars, Second Floor
     Los Angeles, CA 90067
     Attention: David Shladovsky
     Fax: 310-284-6490

     With a copy to:

     Kayne Anderson MLP Investment Company
     1100 Louisiana Street, Suite 4550
     Houston, Texas 77002
     Attention: Kevin McCarthy
     Fax: 713-655-7359

     Such notice or other communication shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the business day after being sent from within the United States, or if mailed, four days after the date of deposit in the United States mails.

     Section 3.3 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the internal laws of the State of Texas without taking into account provisions regarding choice of law, except to the extent certain matters may be governed by the laws of the State of Delaware, as the jurisdictions of incorporation or organization of Shell and Enterprise Partners.

     Section 3.4 Entire Agreement. The exhibit referred to in this Agreement is an integral part hereof. It is understood and agreed that this Agreement, together with such exhibit, contains the entire agreement between the Parties regarding the matters which are the subject of this Agreement and supersedes any and all prior agreements, arrangements or understandings, if any, between the Parties regarding the matters which are the subject of this Agreement. Further, as between these Parties, no oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist.

     Section 3.5 Amendments and Waivers. This Agreement may not be amended except upon the written consent of each Party hereto. By an instrument in writing, a Party may waive compliance by the Party owing an obligation to it, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     Section 3.6 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a final judgment of a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect after the expiration of the time within which the judgment is appealable only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

     Section 3.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

     Section 3.8 Interpretation of Agreement. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. References herein to the transactions contemplated by this Agreement or other similar words shall include, without limitation, all of the transactions contemplated hereunder.

     Section 3.9 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

     Section 3.10 Attorneys’ Fees. If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

     Section 3.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

     Section 3.12 Third Parties. Each Party intends that this Agreement shall not benefit or create any right or cause of action or remedy of any nature whatsoever in any Person other than the Parties to this Agreement.

     Section 3.13 Incorporation of Exhibit. The Exhibit identified in this Agreement is incorporated herein by reference and made a part hereof.

     Section 3.14 Remedies; Waiver of Punitive Damages. In the event of any breach of any covenants, agreements or terms of this Agreement by any Party, the other Party(s) shall be entitled to invoke any right or remedy allowed at law or in equity, or by statute or otherwise, to enforce the obligations of the breaching Party; all rights and remedies shall be cumulative and may be exercised concurrently and whenever and as often as occasion therefor arises; and the exercise of any remedy shall not preclude the simultaneous or later exercise of any other remedy. Each Party waives any right to recover punitive, special, exemplary and consequential damages arising in connection with this Agreement.

     Section 3.15 Further Assurances. At any time or from time to time after the Effective Date, Enterprise Partners shall, at the reasonable request of Shell or Kayne Anderson, execute and deliver any further instruments or documents and take all such further action as Shell may reasonably request to effect this Agreement. At any time or from time to time after the Effective Date, Shell and Kayne Anderson shall, at the reasonable request of Enterprise Partners, execute and deliver any further instruments or documents and take all such further action as Enterprise Partners may reasonably request to consummate and make effective this Agreement.

     Section 3.16 Assignment. No Party may, without the written consent of the other Parties, assign this Agreement or any rights or proceeds hereunder to any Person other than an Affiliate, and Shell shall assign this Agreement only to Affiliates that are within the same business group as the Affiliate of Shell that holds the Shell Units. No assignment shall release any Party from any liability under this Agreement. If this Agreement is assigned to an Affiliate, then each of the original Parties hereto that is the direct or indirect assignor thereof and the assignee covenant and agree that the assignee shall at all times remain an Affiliate of such original party hereto or this Agreement shall be assigned to another entity that is an Affiliate of such original party hereto.

     Section 3.17 Certain Definitions.

     “Affiliate” means in relation to a Party, (i) its Ultimate Parent Company (or in the case of Shell, the Ultimate Parent Companies or either of them or their successors) or (ii) any company (other than the Party itself) which is for the time being directly or indirectly controlled by the Ultimate Parent Company (or in the case of Shell, the Ultimate Parent Companies, or either of them), or (iii) in the case of a Party which does not have an Ultimate Parent Company, any company which is for the time being directly or indirectly controlled by that Party. For the purposes of this Agreement: (i) a company is directly controlled by another company (or in the case of Shell, companies) if the latter company beneficially owns more than fifty per cent of the voting rights attached to the issued share capital of the first mentioned company; and (ii) a company is indirectly controlled by another company (or in the case of Shell, companies) if a series of companies can be specified, beginning with that latter company or companies and ending with the first mentioned company, so related that each company of the series is directly controlled by one or more of the companies earlier in the series. “Ultimate Parent Company or Companies” means in relation to Shell, N.V. Koninklijke Nederlandsche Petroleum Maatschappij and The “Shell” Transport and Trading Company, p.l.c. or either of them or their successors, and in relation to Enterprise, Enterprise Products Company.

     “Agreement” shall mean this Agreement.

     “Best Efforts” shall mean reasonable best efforts in accordance with reasonable commercial practice.

     “Common Units” means the common units of Enterprise Partnership, each representing a limited partnership interest in the Partnership.

     “Governmental Authority” shall mean any federal, state or local governmental agency or authority.

     “Person” shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any Governmental Authority, in each case whether acting in an individual, fiduciary or other capacity.

     “Registrable Securities” shall mean, with respect to Kayne Anderson, up to 4,427,878 Common Units of Enterprise Partners plus such additional Common Units that may be acquired from Shell pursuant to the Common Unit Purchase Agreement dated as of December 28, 2004 between Shell and Kayne Anderson (“Option Units”); and with respect to Shell, up to 36,572,122 Common Units of Enterprise Partners.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.
By:	Enterprise Products GP, LLC, Its General Partner

By:	/s/ Richard H. Bachmann

Executive Vice President

SHELL US GAS & POWER LLC

By:	/s/ Lee B.D. Strebel

Name:	Lee B.D. Strebel

Title:	Vice President

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ Kevin S. McCarthy

Name:	Kevin S. McCarthy

Title:	CEO and President

EXHIBIT A

[Letterhead of Kayne Anderson MLP Investment Company]

March 4, 2005

UBS Securities LLC
Citigroup Global Markets Inc.

c/o UBS Securities LLC
299 Park Avenue
New York, New York 10013

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Dear Sirs:

The undersigned understands that you, as representatives (the “Representatives”) of the several underwriters (the “Underwriters”), have entered into an Underwriting Agreement (the “Underwriting Agreement”) with Enterprise Products Partners L.P. (the “Partnership”), Enterprise Products GP, LLC, Enterprise Products OLPGP, Inc., and Enterprise Products Operating L.P. providing for the purchase by you and such other Underwriters of common units, each representing a limited partner interest (the “Units”) in the Partnership, and reoffering by the Underwriters of the Units to the public (the “Offering”). As used herein, “Common Units” means 4,427,878 common units of the Partnership, each representing a limited partnership interest in the Partnership plus such additional common units that the undersigned may acquire from an affiliate of Shell Oil Company pursuant to the Common Unit Purchase Agreement dated as of December 28, 2004; and “Prospectus” means the final prospectus supplement of the Partnership related to the Offering, dated February 10, 2005, together with the accompanying base prospectus.

In consideration of the execution of the Underwriting Agreement by the Underwriters, the execution of the Agreement to be dated on or about March 11, 2005 by and among the Partnership, Shell US Gas & Power LLC (“Shell”) and Kayne Anderson, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Units (including, without limitation, Common Units that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Units owned by the undersigned on the date of execution of this Lock-up Letter Agreement or on the date of the completion of the Offering, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or other securities, in cash or otherwise, in each case for a period of 60 days from the date of the

Prospectus (February 10, 2005). The foregoing restrictions do not apply to transfers of Common Units to a custodian acting on behalf of the undersigned or private transfers of Common Units to Shell or its affiliate.

In furtherance of the foregoing, the Partnership and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

The undersigned understands that the Partnership and the Underwriters have proceeded with the Offering in reliance on this Lock-Up Letter Agreement.

The undersigned understands that the making of the Offering depended on a number of factors, including market conditions, and that the Offering was made pursuant to the Underwriting Agreement, the terms of which were subject to negotiation between the Partnership and the Underwriters.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned.

Yours very truly, KAYNE ANDERSON MLP INVESTMENT COMPANY
By:
Name:
Title: